UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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MORGAN STANLEY
(Name of Registrant as Specified in its Charter)

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1585 Broadway New York, NY 10036

March 27, 2008

Dear fellow Morgan Stanley shareholders:

Last week, the independent directors of Morgan Stanley wrote to you regarding some of the issues before shareholders at our upcoming annual meeting, including the re-election of our Board. Today, the proxy advisory service ISS Governance Services provided its independent recommendation that shareholders vote FOR every member of the Board.  We believe this is a strong endorsement of every one of our directors, each of whom brings a wealth of experience and insight to the Morgan Stanley Board.

Morgan Stanley, like all of our competitors, is obviously continuing to face a challenging environment in the global capital markets.  However, the Firm is pleased with how we navigated these markets in the first quarter of 2008 and outperformed all of our peers who have reported financial results to date.  The Firm’s senior management team as well as our entire Board of Directors remain intensely focused on maximizing shareholder value in this challenging market environment.

If you have any questions regarding ISS’ recommendations or any other issues in our 2008 proxy, please don’t hesitate to contact us.

Sincerely,

Gary Lynch Executive Vice President and Chief Legal Officer	Tom Nides Executive Vice President, Chief Administrative Officer and Secretary

FOR ASSISTANCE IN CASTING YOUR PROXY VOTE PLEASE CONTACT OUR PROXY HELP LINE TOLL-FREE AT (877) 750-5837 or (800) 628-8532.